T:\flh\vca10\nsar77d
For the fiscal period ended (s) 12/31/97
File number  811-03421

                         SUB-ITEM 77-D

                         EXHIBITS

           Policies  with respect  to  security
investment

       When   conditions  dictate  a  temporary
defensive strategy or during temporary  periods
of portfolio structuring and restructuring, the
The  Prudential  Variable  Contract  Account-10
(the   Account)  may  invest  in  money  market
instruments  without limit.   The  Account  may
invest    in   high   quality   money    market
instruments,  including  but  not  limited   to
commercial  paper,  certificates  of   deposit,
bankers'  acceptances  and  time  deposits   of
banks, and obligations issued or guaranteed  by
the   U.S.   Government,   its   agencies   and
instrumentalities. Commercial paper will be rated, at the time of investment, at least A-2 by Standard & Poor's Ratings Service or Prime-2 by Moody's Investor Services, or if not rated, of comparable quality in the judgment of the Account's investment adviser.